Exhibit 99.1

AEGION REPORTS FIRST QUARTER 2013 DILUTED EARNINGS PER SHARE OF $0.07

AS ADVERSE WEATHER AND PROJECT DELAYS PUSH ACTIVITY INTO THE

REMAINDER OF 2013

The Company enters its primary earnings season with a favorable outlook of its end markets, and reaffirms full-year guidance for diluted earnings per share of $1.60 to $1.80

●

Operating results for the Energy and Mining and Commercial and Structural platforms as well as the North American Water and Wastewater segment were negatively impacted by these delays in the first quarter

●

Strong operating performance from Corrpro and United Pipeline Systems in North America and the Middle East, as well as the expected recovery from the first quarter, support the previously stated full-year expectations for Energy and Mining

●	Current backlog and an improved bid table form a solid foundation for North American Water and Wastewater in 2013

●	Despite a slow start for the Commercial and Structural platform, the outlook for top line growth at attractive margins in 2013 remains intact

St. Louis, MO – April 24, 2013 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported first quarter 2013 net income of $2.7 million, or $0.07 per diluted share, compared to $7.3 million, or $0.18 per diluted share (non-GAAP1), in the first quarter of 2012.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “The first quarter represents our smallest earnings period of the year because of the seasonally low activity for many of our businesses. This year we experienced an unexpected increase in project delays because of adverse weather in North America, and as a result of several contracts delayed at the request of our customers. We are confident in our ability to recover during the remainder of 2013 from this slow start to the year based on solid backlog already in hand and the robust bid table and prospects before us.”

“Demand remains strong for our Energy and Mining pipeline protection technologies and services, supporting our previously stated targets for 2013. The CRTS/Wasit project is on schedule to begin this summer. Market conditions remain favorable for United Pipeline Systems and Corrpro in North America and the Middle East and Bayou’s pipe coating operations in Canada. The Tite Liner® Morocco project, which has been a significant line item in the Energy and Mining backlog, is expected to also be completed this summer. Our guidance takes into account a recent delay in the release of one offshore coating project in the Gulf of Mexico for the Bayou’s operations from the second half of this year into 2014.”

1 Reconciliation of all GAAP to Non-GAAP in this release begins on page 10. Consolidated First Quarter 2012: Excludes $0.6 million on a pre-tax basis for acquisition-related expenses

“Despite its slow start, our Commercial and Structural platform remains on track to achieve its stated goal of approximately 30 percent revenue growth, with operating margins in the mid-teens, reflecting additional investments to grow our end markets. Because projects delayed in the quarter will be completed later this year, along with future prospects, our growth objectives for this platform remain attainable, while our second half of the year will necessarily be stronger than the first half. Our backlog in Asia remains very strong, and we are seeing an increase in recent proposal activity for the North American market.”

“Actions taken in the Water and Wastewater platform have positioned it to continue to improve profitability in 2013. The North American segment currently has the backlog and bid table opportunities to achieve its goal of mid- to high-single-digit top line growth and operating margins in the high-single-digits,” Mr. Burgess noted. “North America Water and Wastewater achieved very strong acquisitions in March as we won several large contracts, currently awaiting final approvals.”

“The Asia-Pacific region continues to implement its recovery plan to return to profitability in

2013. The last legacy project in Singapore is in the final phase of completion. Our large projects in the Queensland area of Australia are scheduled to begin in the second quarter, and the execution of current projects in Malaysia continues to proceed according to expectations. The European market has been stable so far in 2013, with modest improvement in several countries, and we are on target to achieve our previously stated targets for the year.”

“The results in the first quarter do not change our outlook and guidance previously stated for 2013, while we know that our schedule is more compressed due to the slow start to the year. Our busy season is upon us, and we believe our position remains strong across all three platforms.”

Consolidated Highlights

First Quarter 2013 versus First Quarter 2012

Revenues increased slightly by $1.1 million primarily due to 4.4 percent growth in our North American Water and Wastewater platform, partially offset by slight decreases in our remaining three segments. Our North American Water and Wastewater operation increased revenues primarily due to a large diameter project during the quarter. Additionally, during 2013, we recorded $3.0 million in revenues from our April 2012 acquisition of Fyfe Asia. Our Energy and Mining segment declined by $0.7 million, or 0.6 percent, due to a slower rate of production on our large Morocco project and project delays and lower revenues in our robotic coating operations.

Gross profit decreased 10.7 percent, or $5.6 million, to $47.1 million due to project delays in our Energy and Mining and Commercial and Structural segments. Within Energy and Mining, our coating operations declined $1.4 million, or 41.1 percent, due to fewer high margin coating projects at our facilities in New Iberia but, more importantly, severe performance issues on several welding projects. Gross profit in our Commercial and Structural segment decreased $2.9 million, or 38.1 percent, due to the extensive customer driven project delays and weather impacts coupled with a lower margin mix in North America. Our Water and Wastewater operation improved during the quarter due to better performance internationally and stability in our North American operations. Our North American Water and Wastewater operation experienced significant weather delays in Canada and the Midwest region of the United States during the first quarter of 2013, impacting both revenue and margins. Partially offsetting these impacts was improved performance on projects in the Eastern United States coupled with the large diameter project work in Texas.

Operating expenses increased $0.6 million, or 1.4 percent, due principally to increases in our global Water and Wastewater operations as well as inclusion of $1.0 million of operating expenses related to Fyfe Asia. The slight increase in operating expenses in our North American Water and Wastewater and our International Water and Wastewater operations was due to increased project management investments. Expenses decreased slightly in our Energy and Mining segment due to improved cost efficiencies within our cathodic protection operations, partially offset by higher expenses associated with the international expansion of our industrial lining operations.

On a non-GAAP basis, operating income decreased 54.0 percent to $5.3 million due to the reasons discussed above. Operating income declined in all segments except International Water and Wastewater. Our North American Water and Wastewater operating income declined 11.1 percent to $3.7 million. Energy and Mining and Commercial and Structural operating income/ (loss) decreased $3.5 million to $3.9 million and $3.1 million to $(1.2) million, respectively. These decreases were partially offset by a $0.9 million decrease in operating losses in our International Water and Wastewater segment.

Cash Flow

For the first quarter of 2013, net cash flow from operations was $3.6 million, or 107.6% of net income, compared to $19.2 million in first quarter of 2012. The decrease in operating cash flow from 2012 to 2013 of $15.6 million was primarily related to lower earnings of $3.8 million, coupled with increased payments to vendors and previously accrued expenses of $12.9 million during the first quarter of 2013. This increase primarily stemmed from significantly higher revenue volume in the fourth quarter of 2012, as compared to the first quarter of 2013. Partially offsetting this was improved DSOs, which led to a $5.0 million increase in the cash provided by accounts receivable.

Net cash flow used in investing activities was $4.5 million compared to $11.5 million in 2012. The largest variance in investing activities was due to lower capital expenditures related to our funding for a new insulation coating plant in partnership with Wasco Energy at our facility in New Iberia, Louisiana and expansion of our Canadian coating operation, which investments were substantially higher in the first quarter of 2012.

Cash flows from financing activities used $8.8 million during the first quarter of 2013 compared to $18.7 million in the prior year quarter. During the first quarter of 2012, we borrowed $26.0 million on the line of credit under our Credit Facility in order to fund the purchase of Fyfe Asia on April 5, 2012 and for working capital and joint venture investments. In the first quarter of 2013, we used $4.6 million to repurchase 200,038 shares of our common stock through open market purchases and in connection with our equity compensation programs.

Net cash flow for the first quarter of 2013 was an outflow of $14.7 million.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES

CONTRACT BACKLOG

(Unaudited in millions)

	March 31, 2013	December 31, 2012	March 31, 2012
Energy and Mining	$207.7	$243.8	$255.2
North American Water and Wastewater	172.2	185.0	132.5
International Water and Wastewater	49.4	56.6	52.0
Commercial and Structural(1)	49.4	50.8	19.3
Total	$478.7	$536.2	$459.0

____________

(1)	March 31, 2013 and December 31, 2012 include backlog from our April 2012 acquisition of Fyfe Asia. Our January 2012 acquisition of Fyfe LA is included for all periods.

Our Energy and Mining segment contract backlog at March 31, 2013 was $207.7 million, which represented a $36.1 million, or 14.8 percent, decrease compared to December 31, 2012 and a $47.5 million, or 18.6 percent, decrease compared to March 31, 2012. Backlog for our industrial linings operations declined sequentially and on a year-over-year basis primarily from the comparison to the project in Morocco, which represented 60 percent of the backlog in March 2012, but only 12 percent of backlog as of March 31, 2013. Market conditions remain favorable across all markets for the industrial linings operations and margins in backlog are improving. Our cathodic protection operations also had a strong first quarter for revenues, an indicator of favorable market conditions, driving down backlog modestly. Our coating operation is experiencing a temporary lull in the timing of offshore projects for the Gulf of Mexico resulting in a decline in backlog since December 2012. As a result, nearly all of their prospects for future backlog are slated for 2014, including their largest project originally expected for the second half of this year.

Contract backlog in our North American Water and Wastewater segment at March 31, 2013 represented a $12.8 million, or 6.9 percent, decrease from backlog at December 31, 2012. However, contract backlog increased by $39.7 million, or 30.0 percent, compared to March 31, 2012. Our backlog levels declined in the quarter compared to year-end 2012 due to stronger revenue generation in March, specifically the large diameter project in Texas. Market activity remains strong and our bidding performance has continued to be at normal levels. We expect growth in backlog over the coming quarters due to recent large project wins, which are in apparent low bid stage at this point in time.

Contract backlog in our International Water and Wastewater segment was $49.4 million at March 31, 2013. This represented a decrease of $7.2 million, or 12.7 percent, compared to December 31, 2012 and a decrease of $2.6 million, or 5.0 percent, compared to March 31, 2012. These decreases were primarily due to lower backlog levels in Australia, while we anticipate significant projects to bid in the coming quarters. Partially offsetting these declines were improved backlog levels in several countries in Europe due to modestly improving market activity.

Contract backlog in our Commercial and Structural segment was $49.4 million at March 31, 2013. This represented a decrease of $1.4 million, or 2.8 percent, compared to December 31, 2012, but an increase of $30.1 million, or 156.0 percent, compared to March 31, 2012. Compared to December 31, 2012, backlog decreased primarily due to a slower quarter of work/bid releases in Asia. The increase compared to March 31, 2012 was due to the inclusion of Fyfe Asia’s $34.8 million of backlog, which includes significant pipeline projects acquired in the second half of 2012 in Hong Kong, that was not included as of March 31, 2012 (Fyfe Asia acquired in April, 2012).

Segment Reporting

Energy and Mining

	Quarters Ended March 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$114,366	$115,038	$(672)		(0.6)%
Gross profit	23,188	26,899	(3,711)		(13.8)
Gross profit margin	20.3%	23.4%	n/a	(310	) bp
Operating expenses	19,274	19,459	(185)		(1.0)
Operating income	3,914	7,440	(3,526)		(47.4)
Operating margin	3.4%	6.5%	n/a	(310	) bp

First Quarter 2013 versus First Quarter 2012

Energy and Mining operating income decreased $3.5 million to $3.9 million, due principally to poorer performance from our coatings and robotics operations and project timing issues during the quarter. Our industrial linings operations experienced production softness on the Morocco project due to a slowdown by the pipeline contractor, coupled with certain pipe connection complications, which is being resolved. Our robotics operations had two significant South American projects slip to the second and third quarters. Our Canadian coating operations experienced slowness during the first quarter of 2013 related to timing of maintenance needs from customers in the oil sands and we anticipate improved performances in the second half of 2013. Additionally, we experienced cost overruns on certain welding operations projects, which significantly impacted gross margins. Our cathodic protection business delivered strong profit improvements on 6.5 percent revenue growth due to both the US and Canadian operations having strong workable backlog to begin 2013. In addition, the operation had strong margin performance from several projects in the Southwest United States. Our industrial linings operation delivered essentially flat profit year over year, despite lower than expected profitability on the Morocco project, as a result of continued solid performance by the US, Canadian and Middle East operations and much improved year over year performance from our South American operations. With the shift in project timing due to customer delays, coupled with weather delays, we anticipate more project concentration in the second half of the year and the Energy and Mining operations have the operating capacity to handle the increased demand.

North American Water and Wastewater

	Quarters Ended March 31,		Increase (Decrease)
	2013	2012	$		%
Revenues	$77,641	$74,337	$3,304		4.4%
Gross profit	14,450	14,571	(121)		(0.8)
Gross profit margin	18.6%	19.6%	n/a	(100	) bp
Operating expenses	10,725	10,381	344		3.3
Operating income	3,725	4,190	(465)		(11.1)
Operating margin	4.8%	5.6%	n/a	(80	) bp

First Quarter 2013 versus First Quarter 2012

Our North American Water and Wastewater segment experienced a $0.5 million, or 11.1 percent, decline in operating income compared to the prior year quarter. The decline was due to severe weather delays in Canada and the Midwestern United States. Partially offsetting the weather impacts were stronger performance in the Eastern United States where we experienced significant improvement in execution and margin performance and solid contribution from a large diameter project in Texas during the first quarter of 2013.

We remain committed to delivering strong performance in the context of a challenging, but stabilized, water and wastewater market in the United States. With improving contract backlog, we anticipate modest top line growth and continued operating margin expansion in this business, throughout the year.

International Water and Wastewater

	Quarters Ended March 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$26,155	$26,671	$(516)	(1.9)%
Gross profit	4,711	3,606	1,105	30.6
Gross profit margin	18.0%	13.5%	n/a	450	bp
Operating expenses	5,874	5,684	190	3.3
Operating loss	(1,163)	(2,078)	915	44.0
Operating margin	(4.4)%	(7.8)%	n/a	340	bp

First Quarter 2013 versus First Quarter 2012

Prior to the first quarter of 2013, we previously considered European Water and Wastewater and Asia Pacific Water and Wastewater to be separate reportable segments. Based on an internal management reorganization, we have combined previously reported European Water and Wastewater and Asia Pacific Water and Wastewater for all periods presented into International Water and Wastewater.

International Water and Wastewater improved over the prior year performance due to improved performance by certain contracting operations in Europe, notably Spain, coupled with increased third party tube sales. The Asian operation improved year over year due to the lack of large project write-downs in Singapore during the first quarter of 2013. The Australian operation was held back somewhat for the first quarter of 2013, due to adverse weather conditions in Brisbane, while we expect significant improvements in the second quarter.

Commercial and Structural

	Quarters Ended March 31,		Increase (Decrease)
	2013	2012	$		%
Revenues	$13,490	$14,547	$(1,057)		(7.3)%
Gross profit	4,710	7,608	(2,898)		(38.1)
Gross profit margin	34.9%	52.3%	n/a	(1740	) bp
Operating expenses	5,905	5,686	219		3.9
Acquisition-related expenses	—	575	(575)		(100.0)
Operating income (loss)	(1,195)	1,347	(2,542)		(188.7)
Operating margin	(8.9)%	9.3%	n/a	(1820	) bp
Non-GAAP Operating Income	(1,195)	1,922	(3,117)	(162.2)

First Quarter 2013 versus First Quarter 2012

Our Commercial and Structural segment had the largest impact from adverse weather and customer driven project delays in North America along with a slow start to project activity in the Asian markets during the first quarter of 2013. The result of these external factors was an operating loss of $1.2 million compared to a profit of $1.3 million in the prior year period, including $0.6 million of acquisition related expenses. These project delays had a disproportionate effect in the seasonally low quarter for the Commercial and Structural segment, impacting operating income by approximately $2.7 million. One large North American project in particular affected operating income in the first quarter by approximately $1.1 million. This project is now scheduled to begin in the third quarter of 2013, as well as other projects in North America and Asia that we plan to complete by the end of the year.

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 27, 2013. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap® and Fyfe™ are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

	For the Quarters Ended March 31,
	2013	2012
Revenues	$231,652	$230,594
Cost of revenues	184,593	177,910
Gross profit	47,059	52,684
Operating expenses	41,778	41,210
Acquisition-related expenses	—	575
Operating income	5,281	10,899
Other income (expense):
Interest expense	(2,365)	(2,400)
Interest income	72	68
Other	(86)	413
Total other expense	(2,379)	(1,919)
Income before taxes on income	2,902	8,980
Taxes on income	466	2,483
Income before equity in earnings of affiliated companies	2,436	6,497
Equity in earnings of affiliated companies	902	652
Net income	3,338	7,149
Non-controlling interests	(626)	(425)
Net income attributable to Aegion Corporation	$2,712	$6,724

Earnings per share attributable to Aegion Corporation:
Basic:	$0.07	$0.17
Diluted:	$0.07	$0.17

Weighted average shares outstanding - Basic	38,878,208	39,196,634
Weighted average shares outstanding - Diluted	39,286,434	39,498,118

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Quarter Ended March 31, 2012

(Non-GAAP)

(in thousands, except share and per share information)

	Consolidated	Acquisition-Related	Results Excluding
	Results	Expenses	One-time Items

Revenues	$230,594	$-	$230,594
Cost of revenues	177,910	-	177,910
Gross profit	52,684	-	52,684
Operating expenses	41,785	(575)	41,210
Operating income (loss)	10,899	575	11,474
Other income (expense):
Interest expense	(2,400)	-	(2,400)
Interest income	68	-	68
Other	413	-	413
Total other income (expense)	(1,919)	-	(1,919)
Income before taxes on income	8,980	575	9,555
Taxes on income	2,483	14	2,497
Income before equity in earnings of affiliated companies	6,497	561	7,058
Equity in earnings of affiliated companies	652	-	652
Net income	7,149	561	7,710
Non-controlling interests	(425)	-	(425)
Net income attributable to Aegion Corporation	6,724	561	7,285

Diluted Earnings (loss) per share:	$0.17	0.01	$0.18

AEGION CORPORATION AND SUBSIDIARIES

SEGMENT DATA

(In thousands)

	Quarters Ended March 31,
	2013	2012
Revenues:
Energy and Mining	$114,366	$115,038
North American Water and Wastewater	77,641	74,338
International Water and Wastewater	26,155	26,671
Commercial and Structural	13,490	14,547
Total revenues	$231,652	$230,594

Gross profit:
Energy and Mining	$23,188	$26,899
North American Water and Wastewater	14,450	14,571
International Water and Wastewater	4,711	3,606
Commercial and Structural	4,710	7,608
Total gross profit	$47,059	$52,684

Operating income (loss):
Energy and Mining	$3,914	$7,440
North American Water and Wastewater	3,725	4,190
International Water and Wastewater	(1,163)	(2,078)
Commercial and Structural	(1,195)	1,347
Total operating income:	$5,281	$10,899

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$118,957	$133,676
Restricted cash	1,647	1,574
Receivables, net	209,071	237,234
Retainage	28,372	30,172
Costs and estimated earnings in excess of billings	78,476	70,515
Inventories	59,383	59,509
Prepaid expenses and other current assets	29,008	27,981
Total current assets	524,914	560,661
Property, plant & equipment, less accumulated depreciation	183,493	185,966
Other assets
Goodwill	272,728	273,661
Identified intangible assets, less accumulated amortization	159,789	162,278
Investments	19,674	19,181
Deferred income tax assets	7,904	7,989
Other assets	6,946	8,158
Total other assets	467,041	471,267

Total Assets	$1,175,448	$1,217,894

Liabilities and Equity
Current liabilities
Accounts payable	$69,638	$77,949
Accrued expenses	70,330	81,240
Billings in excess of costs and estimated earnings	21,320	31,552
Current maturities of long-term debt and line of credit	38,259	33,775
Total current liabilities	199,547	224,516
Long-term debt, less current maturities	212,345	221,848
Deferred income tax liabilities	39,768	39,790
Other non-current liabilities	16,031	15,620
Total liabilities	467,691	501,774

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,190,149 and 38,952,561, respectively	392	390
Additional paid‑in capital	255,098	257,209
Retained earnings	429,169	426,457
Accumulated other comprehensive income	5,779	15,260
Total stockholders’ equity	690,438	699,316
Non-controlling interests	17,319	16,804
Total equity	707,757	716,120

Total Liabilities and Equity	$1,175,448	$1,217,894

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Quarters ended March 31, 2013 and 2012

(in thousands)

	For the Quarters Ended March 31,
	2013	2012

Cash flows from operating activities:
Net income	$3,338	$7,149
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	9,278	9,783
(Gain) loss on sale of fixed assets	(264)	13
Equity-based compensation expense	1,835	1,541
Deferred income taxes	365	836
Equity in earnings of affiliated companies	(908)	(652)
(Gain) loss on foreign currency transactions	129	(843)
Other	649	1,172
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	(73)	(677)
Receivables net, retainage and costs and estimated earnings in excess of billings	16,416	11,371
Inventories	(638)	126
Prepaid expenses and other assets	(1,544)	2,353
Accounts payable and accrued expenses	(26,379)	(13,308)
Other operating	1,381	319
Net cash provided by operating activities	3,591	19,183

Cash flows from investing activities:
Capital expenditures	(4,988)	(11,447)
Proceeds from sale of fixed assets	709	2,714
Patent expenditures	(211)	(219)
Receipt of cash from Hockway sellers due to final net working capital requirements	—	1,048
Purchase of Fyfe Latin America, net of cash acquired	—	(3,048)
Purchase of Fyfe North America	—	(532)
Net cash used in investing activities	(4,490)	(11,484)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax effects	638	671
Repurchase of common stock	(4,582)	(6,037)
Investments from noncontrolling interests	—	3,920
Proceeds on notes payable	1,359	—
Principal payments on notes payable	—	(633)
Proceeds from line of credit	—	26,000
Proceeds from long-term debt	—	983
Principal payments on long-term debt	(6,250)	(6,250)
Net cash provided by (used in) financing activities	(8,835)	18,654
Effect of exchange rate changes on cash	(4,985)	(2,032)
Net increase (decrease) in cash and cash equivalents for the period	(14,719)	24,321
Cash and cash equivalents, beginning of period	133,676	106,129
Cash and cash equivalents, end of period	$118,957	$130,450